News From

FOR IMMEDIATE RELEASE May 21, 2004

HEALTHSOUTH EXTENDS CONSENT SOLICITATIONS THROUGH MAY 27, 2004

BIRMINGHAM, Ala. – HealthSouth Corp. (OTC Pink Sheets: HLSH) today announced that it is extending its solicitation of consents from holders of its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011, and 7.625% Senior Notes due 2012 until 11:59 p.m., New York City Time, on May 27, 2004.

HealthSouth initiated the consent solicitations in order to minimize litigation and consensually resolve the amount of the payment to be made to Noteholders in exchange for required waivers and consents. In return for these consents and waivers, the Company has offered a fee of 1.375% of the debt outstanding, which the Company believes is fair compensation. Holders of two tranches of the Company’s notes – the 10.750% Senior Subordinated Notes due 2008 and 8.500% Senior Notes due 2008 – have overwhelmingly accepted the 1.375% consent payment, which the Company believes underscores the commercial reasonableness of its proposal.

This dispute between the Company and its Noteholders is merely a commercial dispute between parties as to the amount of money to be paid for consents and waivers. It does not involve the Company’s operations or its ability to meet its interest payment obligations.

The Company intends to continue to negotiate with its Noteholders and is optimistic that these differences will be resolved on a fair and commercially reasonable basis in order to facilitate its continuing restructuring efforts.

Terms of Consent Solicitations

The Company has agreed to pay $13.75 per $1,000 principal amount to holders of its 6.875% Senior Notes due 2005, 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.375% Senior Notes due 2011 and 7.625% Senior Notes due 2012 who deliver valid and unrevoked consents prior to the expiration of the consent solicitations, subject to the proposed amendments to the indentures becoming operative.

Each holder of notes who consents to the proposed amendments will also be waiving all alleged and potential defaults under the indentures arising out of events occurring on or prior to the effectiveness of the proposed amendments. Consents for any series of notes may be revoked at any time prior to the date on which the trustee under the indenture for that series receives evidence that the requisite consents have been obtained.

This news release is not a solicitation of consents with respect to any securities. The consent solicitations are being made only pursuant to the terms and conditions of the consent solicitation statements relating to each series of Notes and the accompanying documents. These documents can be obtained from Innisfree M&A Incorporated, the information agent, at 212-750-5833 (Banks and Brokers Call Collect) or 888-750-5834 (Noteholders Call Toll-Free). Questions regarding the solicitations should be directed to Credit Suisse First Boston, the solicitation agent, at 800-820-1653.

About HealthSouth

HealthSouth is the nation’s largest provider of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, with nearly 1,700 locations nationwide and abroad. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigations by the Department of Justice and the Securities Exchange Commission into HealthSouth’s financial reporting and related activity; HealthSouth’s statement that as a result of the investigations, the Company’s previously filed financial statements should no longer be relied upon and may result in the Company restating its prior financial statements; the withdrawal by HealthSouth’s former accountants of their audit reports on all of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully amend, restructure and/or renegotiate its existing indebtedness or cure or receive a waiver of alleged defaults under such agreements, the inability of which may result in HealthSouth filing a voluntary petition for bankruptcy; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements.

### For more information contact Andy Brimmer at 205-410-2777.